UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 21, 2004

The TriZetto Group, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-27501	33-0761159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

567 San Nicolas Drive, Suite 360, Newport Beach, California 92660

(Address of principal executive offices)

(949) 719-2200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement. On December 21, 2004, The TriZetto Group, Inc. (the “Company”) and each of its subsidiaries (the “Borrowers”) entered into a Credit Agreement with Wells Fargo Foothill, Inc., as the administrative agent and lender (the “Lender”). The Credit Agreement establishes a revolving credit facility of $50 million (the “Facility”), subject to a maximum of two times the Company’s trailing twelve month EBITDA and fixed percentages of the Company’s recurring revenues. The new Credit Agreement expires on January 5, 2008. Principal outstanding under the Facility will bear interest at Wells Fargo’s prime rate plus 1.00% and unused portions of the Facility will be subject to unused Facility fees. In the event the Borrowers terminate the Credit Agreement prior to its expiration, the Borrowers will be required to pay the Lender a termination fee equal to 1% for each full or partial year remaining under the Credit Agreement, subject to specified exceptions.

The Company expects to use the proceeds under the Credit Agreement to assist with the repurchase of shares from IMS Health Incorporated, as described below, and for general working capital purposes. Under the Credit Agreement, the Borrowers have granted the Lender a security interest in all of the assets of the Borrowers.

The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Borrowers with respect to indebtedness, liens, investments, distributions, mergers and acquisitions, dispositions of assets and transactions with affiliates of the Borrowers. The Credit Agreement also includes financial covenants including minimum EBITDA, minimum liquidity, minimum recurring revenue and maximum capital expenditures.

The Credit Agreement replaces the Company’s prior credit facility, which expired on December 11, 2004. The Company was in compliance with all applicable covenants and other restrictions under its prior credit facility as of its effective date of termination.

Share Purchase Agreement and Subordinated Promissory Note. On December 21, 2004, the Company and IMS Health Incorporated (“IMS”) entered into a Share Purchase Agreement pursuant to which, on the same date, the Company purchased all of the 12,142,857 shares (the “IMS Shares”) of the Company’s common stock owned by IMS for an aggregate purchase price of $81,964,284, or $6.75 per share. The purchase price was paid by delivery of $44,550,000 in cash and a Subordinated Promissory Note in the principal amount of $37,414,284. The Subordinated Promissory Note bears simple interest at the rate of 5.75% and is due and payable in full on January 21, 2005.

IMS acquired the IMS Shares from the Company in connection with the purchase by the Company from IMS of its subsidiary Erisco Managed Care Technologies, Inc. on October 2, 2000 (the “Acquisition”). In connection with the Acquisition, the Company and IMS entered into a Stockholder Agreement, pursuant to which IMS agreed to certain restrictions on transfer of the IMS shares and granted the Company certain rights of first refusal relating to the IMS Shares. The Stockholder Agreement terminated concurrently with the purchase by the Company of the IMS Shares. David Thomas, the Chief Executive Officer of IMS, is a director of the Company.

Immediately following the purchase of the IMS Shares, the Company placed 6,600,000 of such shares with ValueAct Capital (“ValueAct”) for an aggregate purchase price of $44,550,000, or $6.75 per share. The Company will hold the remaining 5,542,857 shares as treasury stock.

Amendment to Rights Agreement. On December 21, 2004, Company executed a First Amendment (the “First Amendment”) to its Rights Agreement, dated October 2, 2000 (the “Rights Agreement”) between the Company and U.S. Stock Transfer Corporation, as Rights Agent. The First Amendment provides, among other things, that ValueAct shall not be deemed an acquiring person pursuant to the Rights Agreement so long as it is not the beneficial owner of more than 15.7% of the Company’s outstanding common stock. In addition, the definition of acquiring person, as it relates to the foregoing limitation on the percentage ownership of the Company by ValueAct, may not be amended without ValueAct’s consent so long as ValueAct owns at least 10% of the Company’s outstanding common stock. A copy of the First Amendment was filed with the SEC as an exhibit to the Company’s Form 8-A/A filed on December 21, 2004.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Form 8-K regarding the Share Purchase Agreement and Subordinated Promissory Note is incorporated by reference into this Item 2.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The Company’s entry into each of the Credit Agreement and the Subordinated Promissory Note described in Item 1.01 constitutes the creation of a direct financial obligation. The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Form 8-K with respect to the sale of 6,600,000 shares of the Company’s common stock to ValueAct is incorporated by reference into this Item 3.02. In connection with the securities issued to ValueAct, the Company is relying upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and Regulation D promulgated thereunder. ValueAct is an accredited investor and has such knowledge and experience in financial and business matters that such stockholder is capable of evaluating the merits and risks of the investment in the Company’s common stock. ValueAct acquired the Company’s common stock for investment only and not with a view to or for sale in connection with any distribution thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TRIZETTO GROUP, INC.

Date: December 28, 2004	By:	/s/ James C. Malone
James C. Malone Chief Financial Officer